Exhibit 99.1
EDAC TECHNOLOGIES
ANNOUNCES STRATEGIC ACQUISITION
Farmington, Conn., May 18, 2009 – EDAC Technologies Corporation (Nasdaq: EDAC), a designer and manufacturer of tools, fixtures, jet engine components, composite molds and spindles, announced the signing of a contract to purchase the manufacturing unit assets of MTU Aero Engines North America (AENA), located in Newington, Connecticut. AENA primarily manufactures rotating components, such as disks, rings, and shafts for the aerospace industry. The transaction is anticipated to be completed by June 1, 2009.
Dominick A. Pagano, President and Chief Executive Officer of EDAC Technologies, commented: “We are pleased with the addition of MTU AENA’s manufacturing unit into EDAC’s group of companies. The new product lines and technologies will broaden our core competencies and further diversify our aerospace presence. The new entity EDAC Aero will remain a supplier to MTU Aero Engines in Germany and will continue to manufacture disks for the V2500 engine program. This transaction is consistent with our long term strategic growth plan and we expect the new line of business to be accretive to our earnings per share. EDAC acquired the assets of MTU AENA’s component repair unit in 2007.”
MTU CEO Egon Behle stated: “The sale comes as a result of a review and realignment of our entire production structure. We are pleased to have found in EDAC a reliable partner capable of offering AENA Manufacturing excellent development opportunities.”
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.
Contact:
Glenn L. Purple
Vice President-Finance
860-677-2603